Exhibit 99.1
Press Release
Global Traffic Network Announces Termination of Letter of Intent to Acquire the Commercial Division of UBC Media Group plc
NEW YORK, Oct 20, 2008 (BUSINESS WIRE) — Global Traffic Network, Inc. (Nasdaq: GNET), a leading provider of custom traffic and news reports to radio and television stations outside the United States, today announced that it has terminated the letter of intent governing its contemplated acquisition of UBC Media Group plc’s commercial division. Notwithstanding the official termination, the parties are informally continuing discussions with regards to the potential for a transaction on different terms. There is no guarantee, however, that the parties will come to agreement on acquisition terms or that discussions will lead to an acquisition of the UBC commercial division by Global Traffic Network.
William L. Yde III, Chairman, Chief Executive Officer and President of Global Traffic Network, commented, “The United Kingdom radio market continues to experience very trying conditions which have led to a deterioration in the performance of UBC’s commercial division. Although we remain confident about the long-term prospects for expansion in the United Kingdom and are interested in an acquisition that reflects the realities of the current market, we will continue to be prudent with our shareholders’ money. While UBC has announced that its turnover is down approximately 15% for the quarter ending September 30, 2008, we expect our quarterly revenue to be up approximately 45% over last year.”
In connection with entering into the original letter of intent, the Company delivered an earnest money deposit of GBP350,000 (approximately $600,000 at current exchange rates). The deposit is refundable if conditions specified in the letter of intent are not satisfied and the Company elects not to proceed. The Company has requested the return of its deposit based on the provisions of the letter of intent. Subject to specified exceptions, the Company has agreed not to solicit the customers of UBC Media Group’s commercial division for a period of six months following an election by the Company not to proceed with the transaction for any reason. This non-solicitation period will expire in April 2009.
About Global Traffic Network
Global Traffic Network, Inc. (Nasdaq: GNET) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, operates traffic networks in seven Canadian markets and has recently commenced operations in the United Kingdom. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of-pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.globaltrafficnetwork.com
This press release contains statements that constitute forward-looking statements. These statements reflect our current views with respect to future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K. The Company can provide no assurance that any acquisition of UBC Media Group plc’s commercial division will be completed, which could alter the Company’s business strategy in the

United Kingdom and affect the near-term operating prospects in that market. Any of the risks and uncertainties applicable to the Company may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements. These statements can be recognized by the use of words such as “may,” “will,” “intend,” “ should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions. We do not undertake to revise any forward-looking statements to reflect future events or circumstances.
SOURCE: Global Traffic Network, Inc.
At KCSA Strategic Communications
David Burke, 212-682-6300
dburke@kcsa.com/lroth@kcsa.com
or
At Global Traffic Network, Inc.
Scott Cody, 212-896-1255
Chief Financial Officer & Chief Operating Officer
scott.cody@globaltrafficnet.com
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